Exhibit 2.6

CONFIDENTIAL	EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UPHEALTH HOLDINGS, INC.

UPHEALTH BHS MERGER SUB, INC.,

BEHAVIORAL HEALTH SERVICES, LLC

AND

THE MEMBER REPRESENTATIVE

DATED AS OF NOVEMBER 2, 2020

i

3.20	Compliance with Laws; Permits	28
3.21	Employee Benefit Matters	29
3.22	Employment Matters	31
3.23	Taxes	32
3.24	Health Care Regulatory Compliance	34
3.25	HIPAA and HITECH Act Compliance	37
3.26	Health Care Professional Licensure; Accreditation	38
3.27	Books and Records	38
3.28	Bank Accounts; Names and Locations	38
3.29	Related Party Transactions	39
3.30	Powers of Attorney	39
3.31	Brokers	39
3.32	Full Disclosure	39
3.33	PPP Loan	39
3.34	Disclosure Schedules	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND MERGER SUB		39
4.1	Organization and Authority of Holdings, Parent and Merger Sub	40
4.2	No Conflicts; Consents	40
3.4	Capitalization	40
4.3	Tax Status of Holdings	40
4.4	No Prior Merger Sub Operations	40
4.5	Brokers	40
4.6	Legal Proceedings	40

ARTICLE V COVENANTS		41
5.1	Conduct of Business Prior to the Closing	41
5.2	Access to Information	41
5.3	No Solicitation of Other Bids	42
5.4	Notice of Certain Events	43
5.5	Management	43
5.6	Governmental Approvals and Consents	43
5.7	Officers’ Indemnification and Insurance	44
5.8	Employee Benefits and Service Credit	45
5.9	Closing Conditions	46
5.10	Public Announcements	46
5.11	Related Transactions	46
5.12	Further Assurances	46
5.13	SPAC Transaction	46

ARTICLE VI TAX MATTERS		47
6.1	Tax Covenants	47
6.2	Termination of Existing Tax Sharing Agreements	47
6.3	Tax Indemnification	47
6.4	Tax Returns	48
6.5	Straddle Period	49
6.6	Contests	49
6.7	Cooperation and Exchange of Information	49
6.8	Tax Treatment of Indemnification Payments	50
6.9	Payments to Parent	50
6.10	FIRPTA Statement	50
6.11	Tax Treatment of Transactions	50
6.12	Survival	50
6.13	6.13 Refunds; Credits; Other Tax Benefits	50
6.14	Overlap	51

ARTICLE VII CONDITIONS TO CLOSING		51
7.1	Conditions to Obligations of All Parties	51
7.2	Conditions to Obligations of Parent and Merger Sub	51
7.3	Conditions to Obligations of the Company	52

ARTICLE VIII INDEMNIFICATION		53
8.1	Survival	53
8.2	Indemnification by Stockholders	53
8.3	Indemnification by Parent	54
8.4	Certain Limitations	54
8.5	Indemnification Procedures	54
8.6	Payments; Setoff	56
8.7	Tax Treatment of Indemnification Payments	56
8.8	Payment Adjustments for Insurance Proceeds	56
8.9	Payment Adjustments for Taxes	57
8.10	Duty to Mitigate	57
8.11	Exclusive Remedies	57

ARTICLE IX TERMINATION		57
9.1	Termination	57
9.2	Effect of Termination	58

ARTICLE X MISCELLANEOUS		58
10.1	Stockholder Representative	58
10.2	Expenses	60
10.3	Notices	60
10.4	Interpretation	61
10.5	Headings	61
10.6	Severability	61
10.7	Entire Agreement	61

10.8	Successors and Assigns	61
10.9	No Third-party Beneficiaries	62
10.10	Amendment and Modification; Waiver	62
10.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.	62
10.12	Arbitration Procedure	63
10.13	Specific Performance	64
10.14	Counterparts	64

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 2 2020, is entered into among UpHealth Holdings, Inc., a Delaware corporation (“Holdings”), UpHealth Missouri Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”), Behavioral Health Services, LLC, a Missouri limited liability company (the “Company”), and AM Physicians LLC, in its capacity as the Member Representative (“Member Representative”).

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the members holding a majority of the membership interest of the Company (the “Members”) have(a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to authorized the adoption of this Agreement in accordance with the Missouri Limited Liability Company Act (the “MLLCA”);

WHEREAS, prior to the execution of this Agreement, the Company has obtained, in accordance with Section 347.079 of the MLLCA, the approval of its members to enter into this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, the respective boards of directors of Holdings and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Holdings, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, Holdings proposes to enter into a business combination transaction with a special purpose acquisition company (a “SPAC”) pursuant to a business combination agreement to be entered into by and between Holdings and a SPAC on terms substantially similar to those terms set forth in the letter of intent between Holdings and GigCapital2, Inc., a Delaware corporation, dated as of September 29, 2020, with the closing of such transaction (the “SPAC Merger”) to occur as soon as practicable following the Closing;

WHEREAS, prior to the Closing, (i) certain Members will enter into a Subscription and Contribution Agreement in the form attached hereto as Exhibit A (the “Contribution Agreement”), whereby immediately prior to the consummation of the Merger, and upon the terms and subject to the conditions set forth therein, each Member will contribute such Member’s proportionate number of Company Interests to Holdings; and (ii) as a result, following the Merger as described below, Holdings will take title to such Company Interests and will issue the Merger Consideration as set forth in the Contribution Agreement in consideration for such contribution of the Company Interests to Holdings;

WHEREAS, prior to the Closing, the Company will file an IRS Form 8832 (Entity Classification Election), whereby the Company will be treated as corporation for federal income tax purposes as of the Closing Date; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Company and Merger Sub shall consummate the Merger and each Member shall be paid the Merger Consideration by Holdings as set forth above; as a result, Holdings shall be the sole owner of the Surviving Company after the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Promissory Note and the Contribution Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.6.

“Arbitrator” has the meaning set forth in Section 10.12(c).

“Articles of Merger” has the meaning set forth in Section 2.4.

“Balance Sheet” has the meaning set forth in Section 3.6.

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Basket” has the meaning set forth in Section 8.4(a).

“Benefit Plan” has the meaning set forth in Section 3.21(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 8.4(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116-136 (116th Cong.) (March 27, 2020), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof.

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Working Capital” means: (a) the consolidated Current Assets of the Company and its Subsidiaries, less (b) the consolidated Current Liabilities of the Company and its Subsidiaries, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.15(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble.

“Company Charter Documents” has the meaning set forth in Section 3.3.

“Company Interests” means the membership interests of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company or any of its Subsidiaries.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound, other than licenses for commercially-available “off-the-shelf” software programs.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Consideration Spreadsheet” has the meaning set forth in Section 2.16(a).

“Contribution Agreement” has the meaning set forth in the recitals.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Holdings will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP except as set forth on Section 3.6 of the Disclosure Schedules and applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, employees (other than payroll), officers or members (other than compensation for services rendered) and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company and its Subsidiaries, determined in accordance with GAAP except as set forth on Section 3.6 of the Disclosure Schedules and applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“D&O Indemnified Party” has the meaning set forth in Section 5.7(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.7(b).

“D&O Tail Policy” has the meaning set forth in Section 5.7(c).

“DGCL” has the meaning set forth in Section 2.4.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Holdings concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.15(b)(iii).

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.4.

“Employment Agreements” has the meaning set forth in Section 2.3(a)(x).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Consideration” means an aggregate number of shares of Holdings Common Stock representing 1.429% of the fully-diluted stock of Holdings following the Closing and the closings between Holdings and the other companies identified on Section 4.3 of the Disclosure Schedules. In the event one or more of the companies identified on Schedule 4.3 do not close their respective transaction with Holdings, the Company’s “Equity Consideration” shall be increased pro rata among those companies who do close prior to the closing of the SPAC Merger.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Facility” means BHS Pharmacy, located at 763 S. New Ballas Road, Suite 100, St. Louis, MO 63141.

“Facility License” has the meaning set forth in Section 3.18.

“Federal Healthcare Program” has the meaning given to the term “Federal health care program” at 42 U.S.C. § 1230a-7b(f).

“Financial Statements” has the meaning set forth in Section 3.6.

“FIRPTA Statement” has the meaning set forth in Section 6.10.

“Fully Diluted Interest Number” means the aggregate number of Company Interests outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.9(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Healthcare Laws” means all statutes, regulations, rules, orders, ordinances and other Laws of any Governmental Authority with respect to healthcare regulatory matters applicable to the Company and its Subsidiaries, including all such fraud and abuse Laws, rules and regulations, including without limitation, Title XVIII of the Social Security Act (Medicare Statute), Title XIX of the Social Security Act (Medicaid Statute), 42 U.S.C. § 1320a-7a, (the Civil Monetary Penalty Law), 42 U.S.C. § 1320a-7b (Federal Anti-Kickback Statute), 31 U.S.C. § 3729 et seq. (federal False Claims Act), the federal physician self-referral law, 42 U.S.C. §§ 1395nn et seq. (commonly referred to as the “Stark Law”), 42 U.S.C. § 1320a-7 (Exclusion Statute) and all “federal health care offenses” as defined in 18 U.S.C. § 24, HIPAA, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. No. 111-5 (Feb. 17, 2009) (the Health Information Technology for Economic and Clinical Health (HITECH) Act), the Patient Protection and Affordable Care Act, Pub. L. No. 111-152, all analogous state and local statutes, rules and regulations, and with regard to each all regulations promulgated thereunder.

“Health Care Professionals” is defined in Section 3.24(g).

“Healthcare Payor” means any Federal Healthcare Program or other governmental, commercial, private or other third-party payor that provides reimbursement for professional services rendered to a patient of the Company or any of its Subsidiaries.

“HIPAA” is defined in Section 3.24(g).

“HIPAA Breach” is defined in Section 3.25(c).

“HITECH Act” is defined in Section 3.25(a).

“Holdings” has the meaning set forth in the preamble.

“Holdings Arbitrator” has the meaning set forth in Section 10.12(c).

“Holdings Common Stock” means the common stock of Holdings, par value $0.000001 per share, and, when applicable, any successor securities into which the Holdings Common Stock has been converted or exchanged in connection with the closing of the SPAC Merger or otherwise.

“Holdings Indemnitees” has the meaning set forth in Section 8.2.

“Indebtedness” means, without duplication and with respect to the Company and its Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company or any of its Subsidiaries on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Independent Accountant” has the meaning set forth in Section 2.15(b)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Balance Sheet” has the meaning set forth in Section 3.6.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“Knowledge” means, when used with respect to the Company and its Subsidiaries, the actual knowledge of any officer of the Company and its Subsidiaries.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.11(c).

“Liabilities” has the meaning set forth in Section 3.7.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority Holder” has the meaning set forth in Section 10.1(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, that with respect to clause (a), none of the following shall be deemed to constitute a Material Adverse Effect: any adverse change or effect arising from or relating to (i) the economy in general, (ii) the economic, business, financial or regulatory environment generally affecting the industries in which the Company operates, (iii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters, epidemics or pandemics, or any national or international calamity or crisis, or (iv) changes in GAAP, except to the extent any of the events in subsections (i) through (iv) above have a material and disproportionate effect on the Company as compared to other participants in the industries in which the Company operates.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Members” has the meaning set forth in the recitals.

“Member Arbitrator” has the meaning set forth in Section 10.12(c).

“Member Indemnitees” has the meaning set forth in Section 8.2(f).

“Member Representative” has the meaning set forth in the preamble.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Equity Consideration and the Promissory Note, together with the Post-Closing Adjustment (if any) that the Members may become entitled to receive pursuant to the terms of this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“MLLCA” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 3.21(c).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.21(a).

“Notice of Related Transactions” has the meaning set forth in Section 5.11.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person, or an action taken by any Person to comply with applicable Law.

“Payor” means any insurer, health maintenance organization, third party administrator, employer, union, trust, governmental program (including but not limited to any Third Party Payor Program), or other consumer or customer of health care services that has authorized Company as a provider of health care items, services and goods to the members, beneficiaries, participants or the like, thereof or to whom Company has submitted a claim for items, services or goods.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Permitted Purposes” means, with respect to the use of proceeds of any PPP Loan, the purposes set forth in the CARES Act, provided such purposes are otherwise in compliance with all other provisions or requirements of the CARES Act.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any factual or subjective information, recorded or not, about (i) any client, customer, employee, contractor, agent, consultant, officer, director, executive or supplier of the Company and its Subsidiaries, (ii) any donor, client, customer, employee, contractor, agent, consultant, officer, director, executive or supplier of any client or customer of the Company and its Subsidiaries, or (iii) any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual.

“Pharmacy Operations Records” means tracking records of pharmacy license renewals, inspection documents (including corrective action reports), prescription drug monitoring program records, and drug inventory documents.

“Pharmacy Records” means all prescription files and prescription records, data and patient refill history in respect of prescriptions filled by the Company or otherwise utilized, maintained and/or generated by the Company in the Ordinary Course of Business, including all hard copy prescriptions, patient profiles, signature logs, customer lists, and all electronic data of the foregoing maintained in any format by the Company, for at least six (6) years prior to the Closing Date or such longer period as may be required to comply with any applicable Governmental Authority record retention rules and regulations.

“PNC” has the meaning set forth in Section 2.3(a)(xi).

“Post-Closing Adjustment” has the meaning set forth in Section 2.15(a)(ii).

“Post-Closing Adjustment Deductible” has the meaning set forth in Section 2.15(a)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Post-Closing Tax Period.

“PPP” has the meaning set forth in Section 3.33.

“PPP Escrow Agent” has the meaning set forth in Section 2.3(a)(xii).

“PPP Escrow Agreement” has the meaning set forth in Section 2.3(a)(xii).

“PPP Loan” has the meaning set forth in Section 3.33.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period.

“Pro Rata Share” means, with respect to any Member, such Person’s percentage of Company Interest as set forth in the Company’s Operating Agreement immediately prior to the consummation of the transaction contemplated by the Contribution Agreement.

“Promissory Note” means the Promissory Note in the principal amount equal to the Promissory Note Amount, to be issued by Holdings at Closing for the benefit of the Members, substantially in the form of Exhibit B.

“Promissory Note Amount” means One Million Dollars ($1,000,000).

“Protected Health Information” is defined in Section 3.25(c).

“Psych Care Consultants” has the meaning set forth in Section 2.3(a)(xi).

“Qualified Benefit Plan” has the meaning set forth in Section 3.21(c).

“Real Property” means the real property owned, leased or subleased by the Company and its Subsidiaries, together with all buildings, structures and facilities located thereon.

“Remuneration” is defined in Section 3.24(f)(i).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.1(c).

“Requisite Company Vote” means the vote of a simple majority of the Company Interests.

“Resolution Period” has the meaning set forth in Section 2.15(b)(ii).

“Review Period” has the meaning set forth in Section 2.15(b)(i).

“Rollover Commitment Letters” means those certain commitment letters of even date herewith between Holdings and certain Members pursuant to which each Member has agreed, severally and not jointly, to contribute, immediately prior to the Effective Time, their respective Company Interests to Holdings in exchange and as the total consideration for the Equity Consideration.

“SPAC” has the meaning set forth in the recitals.

“SPAC Merger” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.15(b)(ii).

“Straddle Period” has the meaning set forth in Section 6.5.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Company” has the meaning set forth in Section 2.1.

“Target Working Capital” has the meaning set forth in Section 2.15(a)(ii).

“Taxes” means all federal, state, local, municipal, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.6.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Third Party Payor Programs” mean those private, non-governmental programs, including private insurance and managed care plans, under which the Company and the Facility, in whole or in part, directly or indirectly, are receiving payments.

“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including any unpaid costs of the D&O Tail Policy referenced in Section 5.7(c).

“Undisputed Amounts” has the meaning set forth in Section 2.15(b)(iii).

“Union” has the meaning set forth in Section 3.22(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article II

THE MERGER

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the MLLCA and DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its limited liability company existence under the MLLCA as the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”).

2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Husch Blackwell LLP, at 120 South Riverside Plaza, Suite 2200, Chicago, Illinois 60606, at 10:00 a.m. local time on the third Business Day following satisfaction or waiver of the conditions to Closing set forth in Article VII (other than those to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing), or at such other time or on such other date or at such other place as the Company and Holdings may mutually agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date” and the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

2.3 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver to Holdings the following:

(i) the Promissory Note duly executed by the Members and Member Representative;

(ii) [Reserved]

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(iv) a certificate of the Secretary (or equivalent officer) of the Company certifying that (a) attached thereto are true and complete copies of all resolutions adopted by the Members of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (b) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) a certificate of the Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vii) the Consideration Spreadsheet contemplated in Section 2.16;

(viii) the FIRPTA Statement;

(ix) the Contribution Agreement, duly executed by each applicable Member;

(x) duly executed employment agreements in a form mutually agreed upon by the parties, by and between the Company and each of the health care providers named in Section 2.3(a)(x) of the Disclosure Schedules, to be effective as of the Closing Date (the “Employment Agreements”); and

(xi) evidence reasonably satisfactory to Holdings that Company’s Subsidiary Psych Care Consultants, L.L.C. (“Psych Care Consultants”) has notified PNC Bank, N.A. (“PNC”) in writing of the transactions contemplated in this Agreement, has provided PNC with a copy of this Agreement, and that PNC has consented to and approved the same;

(xii) evidence reasonably satisfactory to Holdings that Psych Care Consultants has deposited $1,004,900.00 by wire transfer of immediately available funds, into an interest-bearing escrow account controlled by PNC (the “PPP Escrow Agent”), pursuant to an escrow agreement reasonably acceptable to Holdings (the “PPP Escrow Agreement”), which PPP Escrow Agreement shall provide, in part, that after the forgiveness process is completed, the escrow funds must be disbursed first to repay any remaining PPP Loan principal balance plus accrued but unpaid interest thereon; and

(xiii) such other documents or instruments as Holdings reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Holdings shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) the Promissory Note duly executed by Holdings;

(ii) share certificates representing the portion of Equity Consideration allocated to each Member pursuant to such Member’s Pro Rata Share;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iv) a certificate of the Secretary (or equivalent officer) of Holdings and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Holdings and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) a certificate of the Secretary (or equivalent officer) of Holdings and Merger Sub certifying the names and signatures of the officers of Holdings and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi) the Contribution Agreement, duly executed by Holdings;

(vii) the Employment Agreements, duly executed by the Company; and

(viii) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Holdings and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), and shall cause the articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Missouri in accordance with the relevant provisions of the MLLCA and shall make all other filings or recordings required under the DGCL and the MLLCA. The Merger shall become effective at such time as is stated in the Certificate of Merger and the Articles of Merger, or at such later date or time as may be agreed by the Company and Holdings in writing and specified in the Certificate of Merger and the Articles of Merger in accordance with the DGCL and the MLLCA(the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.5 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

2.6 Articles of Organization; Operating Agreement. At the Effective Time, (a) the articles of organization of Company as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the operating agreement of Company as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company until thereafter amended in accordance with the terms thereof, the articles of organization of the Surviving Company or as provided by applicable Law.

2.7 Officers. The officers of Company, immediately prior to the Effective Time shall, from and after the Effective Time, be the officers, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of organization and operating agreement of the Surviving Company.

2.8 Effect of the Merger on Company Interests. At the Effective Time, as a result of the Merger and without any action on the part of Holdings, Merger Sub, the Company or any Member:

(a) Cancellation of Certain Company Interests. The Company Interests that are owned by Company, Holdings and Merger Sub or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Interest. Each Company Interest issued and outstanding immediately prior to the Effective Time (other than the Company Interests to be cancelled and retired in accordance with Section 2.8(a) shall be converted into the right to receive its Pro Rata Share of the Promissory Note, together with any amounts that may become payable in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one hundred percent (100%) of the interests of the Surviving Company.

2.9 [Reserved].

2.10 [Reserved].

2.11 Surrender and Payment.

(a) At the Effective Time, all Company Interests outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and each Member shall cease to have any rights as a member of the Company.

(b) Holdings shall act as the exchange agent in the Merger.

(c) As promptly as practicable following the date hereof and in any event not later than five Business Days thereafter, Holdings shall mail to each holder of Company Interests a letter of transmittal in substantially the form attached as Exhibit C (a “Letter of Transmittal”) and instructions for use in effecting the surrender of the Company Interests in exchange for the applicable portion of Merger Consideration pursuant to Section 2.8(b). Holdings shall, no later than the later of (i) the Closing Date or (ii) five Business Days after receipt of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that Holdings may reasonably require in connection therewith, deliver to the Member such Member’s portion of the Merger Consideration. Until fully executed Letter of Transmittal is received, each Company Interest that prior to the Effective Time represented an ownership interests in the Company Interests shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.8(b).

(d) Each Member shall also be entitled to any amounts that may be payable in the future in respect of the Company Interests outstanding prior to the Effective Time as provided in this Agreement and the Promissory Note and on account of the Post-Closing Adjustment, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein or in the Promissory Note, no interest shall be paid or accrued for the benefit of Members on the Merger Consideration.

(e) If any portion of the Merger Consideration is to be paid or delivered to a Person other than the Person in whose name the Company Interest is registered, it shall be a condition to such payment that (i) such Person deliver proper evidence showing its ownership of the Company Interests, as determined in sole discretion of Holdings, and (ii) the Person requesting such payment shall pay to Holdings any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Company Interest or establish to the reasonable satisfaction of Holdings that such Tax has been paid or is not payable.

(f) Any portion of the Merger Consideration that remains unclaimed by the Members three months after the Effective Time shall be returned to Holdings, upon demand, and any such Member who has not properly executed and returned the Letter of Transmittal in accordance with this Section 2.11 prior to that time shall thereafter look only to Holdings for payment of the Merger Consideration. Notwithstanding the foregoing, Holdings shall not be liable to any holder of any Company Interests for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Members two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Holdings free and clear of any claims or interest of any Person previously entitled thereto.

2.12 No Further Ownership Rights in Company Interests. All Merger Consideration paid or payable in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Company Interests, and from and after the Effective Time, there shall be no further registration of transfers of Company Interests on the transfer books of the Surviving Company. If, after the Effective Time, evidence of ownership of Company Interests are presented to the Surviving Company, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

2.13 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding capitalization of the Company shall occur, including by reason of any reclassification, recapitalization, interest split (including reverse interest split) or combination, exchange or readjustment of interest, or any interest dividend or distribution paid in interests, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

2.14 Withholding Rights. Each of Holdings, Merger Sub and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. If the payor of an amount pursuant to this Agreement determines that any deduction or withholding is required in respect of such payment, the payor shall use its commercially reasonable efforts to provide notice to the payee at least 10 Business Days prior to the date on which such payment is to be made, with a written explanation of the requirement to withhold and shall reasonably cooperate with such payee and its Affiliates in obtaining any available exemption or reduction of, or otherwise minimizing, such withholding; provided that such payor shall provide such payee with receipts from the relevant Governmental Authority evidencing the payment to such Governmental Authority of the deducted or withheld amounts. To the extent that amounts are so deducted and withheld by Holdings, Merger Sub or the Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Holdings, Merger Sub or the Surviving Company, as the case may be, made such deduction and withholding.

2.15 Working Capital Adjustment.

(a) Post-Closing Adjustment.

(i) Within 180 days after the Closing Date, Holdings shall prepare and deliver to Member Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the President of Holdings that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared as of a fiscal year end.

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus $161,418.00 (the “Target Working Capital”). No claim for a Post-Closing Adjustment shall be made unless and until the aggregate amount of such Post-Closing Adjustment exceeds $50,000 (the “Post-Closing Adjustment Deductible”), and any such adjustment shall be in an amount that is in in excess of $50,000. Schedule 2.15(a)(ii) sets forth the calculation of Target Working Capital.

(b) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Member Representative shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Member Representative and its accountants shall have full access to the books and records of the Surviving Company, the personnel of, and work papers prepared by, Holdings and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Holdings’s possession) relating to the Closing Working Capital Statement as Member Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Holdings or the Surviving Company.

(ii) Objection. On or prior to the last day of the Review Period, Member Representative may object to the Closing Working Capital Statement by delivering to Holdings a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Member Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Member Representative. If Member Representative delivers the Statement of Objections before the expiration of the Review Period, Holdings and Member Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Holdings and Member Representative, shall be final and binding.

(iii) Resolution of Disputes. If Member Representative and Holdings fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Chicago office of RSM US LLP or, if RSM US LLP is unable to serve , Holdings and Member Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Member Representative (on behalf of the Member) on the one hand, and by Holdings, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Member Representative or Holdings, respectively, bears to the aggregate amount actually contested by the Member Representative and Holdings.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(c) Payment of Post-Closing Adjustment; Offset.

(i) If the Post-Closing Adjustment is a negative number, the Members shall, within three Business Days after the final determination of the Post-Closing Adjustment, pay to Holdings such Members’ Pro Rata Share of the Post-Closing Adjustment.

(ii) If the Post-Closing Adjustment is a positive number, Holdings shall, within three Business Days after the final determination of the Post-Closing Adjustment, distribute to the Members in accordance with their Pro Rata Shares, such Members’ Pro Rata Share of the Post-Closing Adjustment.

(iii) The amount of any Post-Closing Adjustment shall bear no interest.

(iv) In addition to any rights pursuant to applicable Law and not by way of limitation of any such rights, Holdings is hereby authorized to set off all or any portion of the Post-Closing Adjustment (to the extent it is a negative number) against any amounts outstanding under any obligation at any time held or owing by Holdings or any Affiliate to or for the credit or the account of any Member, including with respect to the Promissory Note.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.15 shall be treated as an adjustment to the amount of the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

2.16 Consideration Spreadsheet.

(a) At least three Business Days before the Closing and concurrently with the delivery of the Estimated Closing Working Capital Statement, the Company shall prepare and deliver to Holdings a spreadsheet (the “Consideration Spreadsheet”), certified by the President of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, the following:

(i) the names and addresses of all Member and the number of Company Interest held by such Persons;

(ii) detailed calculations of the Fully Diluted Interest Number; and

(iii) each Member’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Equity Consideration and the Promissory Note.

(b) The parties agree that Holdings and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Holdings and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Holdings that the statements contained in this Article III are true and correct as of the date hereof. Unless the context otherwise requires, references to the “Company” in this Article III shall be deemed to refer to the Company and its Subsidiaries.

3.1 Organization and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Missouri and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.1 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

3.2 Authority; Member Approval. The Company has full limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company or its Members and no other limited liability company proceedings on the part of the Company or its Members are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

3.3 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other organizational documents of the Company (“Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. Except as set forth in Section 3.3 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and the filing of the Articles of Merger with the Secretary of State of Missouri and such filings as may be required under the HSR Act.

3.4 Capitalization.

(a) Section 3.4(a) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Company Interests and the Company Interests owned by such Person.

(b) Except as disclosed on Section 3.4(b) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue interests, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any interests of Company Interests.

(c) All issued and outstanding Company Interests are (i) duly authorized and validly issued; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding Company Interests were issued in compliance with applicable Law.

(d) No outstanding Company Interests is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized interest appreciation, dividend equivalent, phantom interests, profit participation or other similar rights with respect to the Company or any of its securities.

(e) All distributions, repurchases and redemptions of the capital Company Interests (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

3.5 Subsidiaries. Section 3.5 of the of the Disclosure Schedules correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of its organization and the Persons owning the outstanding equity interest of such Subsidiary. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and possesses all requisite power and authority necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify. All of the equity interest of each Subsidiary of the Company is validly issued, fully paid and nonassessable, and, except as set forth on Section 3.5 of the of the Disclosure Schedules, all of the equity interest of each such Subsidiary is owned by the Company free and clear of all Encumbrances. There are no outstanding rights or options to subscribe for or to purchase any equity interest of any Subsidiary of the Company or any stock or securities convertible into or exchangeable for such equity interest. No Subsidiary of the Company is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its equity interest or any warrants, options or other rights to acquire its equity interest. None of the equity interest of any Subsidiary of the Company is subject to, or was issued in violation of, any purchase option, call option, right of first refusal or offer, co-sale or participation right, preemptive right, subscription right or similar right. Except as set forth on Section 3.5 of the of the Disclosure Schedules, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any Capital Stock or any other security or interest in any other Person or has any obligation to make any Investment in any Person. The copies of each Subsidiary’s articles of incorporation and bylaws (or similar governing documents or operating agreements) have been furnished to Holdings, reflect all amendments made thereto at any time prior to the date of this Agreement and are true, correct and complete.

3.6 Financial Statements. Complete copies of the Company and its Subsidiaries’ unaudited consolidated financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the years 2019, 2018 and 2017 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and consolidated unaudited financial statements consisting of the balance sheet of the Company and its Subsidiaries as at September 30, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Company and its Subsidiaries, and fairly present the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company and its Subsidiaries as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company and its Subsidiaries as of September 30, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Except as set forth on Section 3.6 of the Disclosure Schedules, the Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.7 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.8 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the Ordinary Course of Business consistent with past practice, there has not been, with respect to the Company and its Subsidiaries, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, operating agreement or other organizational documents;

(c) split, combination or reclassification of any interests of its capital interest;

(d) issuance, sale or other disposition of any of its capital interests or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital interest;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital interests or redemption, purchase or acquisition of its capital interests;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any of the Company properties, capital interests or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, independent contractor or consultant;

(r) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the Ordinary Course of Business;

(s) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement, in each case whether written or oral;

(t) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former officers and employees;

(u) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business consistent with past practice;

(x) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or interests of, or by any other manner, any business or any Person or any division thereof;

(y) action by the Company to make, change or rescind any Tax election, or amend any Tax Return that would have the effect of increasing the Tax liability of Holdings in respect of any Post-Closing Tax Period; or

(z) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9 Material Contracts.

(a) Section 3.9(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company; and

(xi) any Contracts with any Healthcare Payors.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Holdings.

3.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Holdings true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Holdings true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Company’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Holdings with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided Holdings with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(e) The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f) The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and to the Company’s Knowledge do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

3.13 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.15 Healthcare Payors and Suppliers. Section 3.15 of the Disclosure Schedules sets forth a list of the Company and its Subsidiaries’ top twenty (20) Healthcare Payors (on a consolidated basis) (by gross revenues generated from payments received from such Healthcare Payors). Section 3.15 of the Disclosure Schedules sets forth a list of the Company and its Subsidiaries’ top twenty (20) suppliers (on a consolidated basis) (by aggregate cost of products and/or services purchased from such suppliers), for the fiscal years ended December 31, 2019 and December 31, 2020 and for the nine-month period ended September 30, 2020. The Company has not received any written notice from any such Healthcare Payors to the effect that, and neither the Company has any knowledge that, any such Healthcare Payors will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, paying for any services of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any written notice from any such supplier to the effect that, and the Company has no knowledge that, any such supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There are no suppliers of products or services to the Company that are material to the Company’s business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Holdings. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the Company’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and to the Company’s Knowledge are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

3.18 Licenses and Permits; Accreditation and Participation in Programs.

(a) All licenses, Permits, and other approvals which are necessary to operate the Facility by Company (“Facility License(s)”) are listed in Section 3.18(a) of the Disclosure Schedules and are valid and in full force and effect, and no Facility License is subject to any lien, limitation, restriction, probation or other qualification and there is no, and has been no, default with respect thereto or, to Company’s Knowledge, any basis for the assertion of any default thereunder. Section 3.18(a) of the Disclosure Schedules specifies the holder of each Facility License and whether they are transferable to Holdings. There is no action pending, or to Company’s Knowledge, threatened, that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Facility License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Facility License or any basis therefor. Company has, and has had at all times, all Facility Licenses that Company is or was required to have under applicable Laws, which are or were necessary in order to enable Company to operate the Facility, to be paid or reimbursed for medical services provided to its patients and to occupy the Real Property.

(b) The Facility is certified for participation in the Medicare and Medicaid programs, has current and valid provider contracts with each of such programs, and is in compliance in all material respects with the conditions of participation in such programs. Company has not received written notice from any Governmental Authorities which enforce the requirements of law in respect of any of the Medicare or Medicaid programs of any pending or threatened investigations with respect to the operation of the Facility.

3.19 Exclusion by Federal Healthcare Programs. Neither Company nor any of the Company’s current employees, or former employees while they were employed by Company, have ever been listed by any federal agency (including, but not limited to, Medicare or TriCare) as debarred, suspended or excluded or has ever been suspended or excluded from any Medicaid program or other state program for the reimbursement of healthcare, and there are no Actions or, to the Knowledge of Company, no pending investigations by any Governmental Authority to debar, suspend or exclude Company, including but not limited to, the Company’s current employees or former employees while they were employed by Company. Company has timely filed, completely and correctly in all material respects, all requisite claims and other reports required to be filed in connection with all state and federal Third Party Payor Programs or in connection with all of Company’s contractual obligations, in any case, which are due on or before the date hereof. Except for the review of claims by Third Party Payors in the Ordinary Course of Business, there are no pending Medicare, Medicaid, or other Payor audits with respect to any billing for the services of Facility or Company (including, but not limited to, the Company’s current or former employees). There are no claims, Actions, payment reviews, or appeals pending or threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the CMS, or any other state or federal agency with respect to any Medicare, Medicaid or any other claims filed by Company on or before the date hereof or program compliance matters, which would constitute a Material Adverse Effect affecting the Facility, the operation or utility thereof, or the consummation of the transactions described herein. No validation review or program integrity review related to Company has been conducted by any commission, board or agency in connection with Medicare, Medicaid or any other healthcare (state or federal) program, and to the Knowledge of Company, no such reviews are scheduled, pending or threatened against or affecting Company or the consummation of the transactions described herein. To the Knowledge of

Company, neither Company nor any of the Company’s current or former employees while they were employed by Company or Company’s Representatives have engaged in any billing, coding or documentation practice which would reasonably be expected to give rise to any material overpayment Liability to Medicare, Medicaid or any other Payor or patient, and all appropriate patient refunds have been promptly made. To the Knowledge of Company, neither Company nor any of the Company’s current employees, or former employees while they were employed by Company, has ever engaged in any conduct which would reasonably be expected to give rise to any material Liability to Company under any Healthcare Law.

3.20 Compliance with Laws; Permits.

(a) The Company is, and has been, in compliance in all material respects with all applicable Laws relating to the operation of its business and the maintenance and operation of its properties and assets, including the Healthcare Laws. No written notices have been received by, and no Actions have been initiated against, the Company alleging or pertaining to a violation of any such Laws. The Company has not made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

(b) The Company holds and is in compliance in all material respects with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all non-U.S., federal, state and local Governmental Authorities required for the conduct of its business and the ownership of its properties. No written notices have been received by the Company alleging the failure to hold any of the foregoing. Except as set forth in Section 3.20(b) of the Disclosure Schedules, all of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Company immediately after the Closing.

(c) The Company has complied and is in compliance in all material respects with all applicable data protection, privacy and other Laws, in each case, governing the collection use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of all Personal Information. All Personal Information in the custody or control of the Company has been collected, used, stored, distributed, transferred and disclosed with the consent of each individual to whom it relates as required by such Laws and has been used only for the purposes for which it was initially collected. No Personal Information has been collected, used, stored, distributed, transferred or disclosed by any third party on behalf of the Company. The Company has, and has had in place since December 31, 2016, a privacy policy governing the collection use, storage, distribution, transfer and disclosure of Personal Information by the Company, as the case may be, and has collected, used, stored, distributed, transferred and disclosed all Personal Information in accordance with such policy. Since December 31, 2016, there has not been any notice to, complaint against or audit, proceeding or investigation conducted or claim asserted with respect to the Company, by any Person (including any Governmental Authority) regarding the collection, use, storage, distribution, transfer or disclosure of Personal Information, and none is pending or, to the Knowledge of the Company, threatened (and to the Knowledge of the Company there is no basis for the same). The Company has implemented and is in compliance in all material respects with physical, technical and other measures complying with such Laws to ensure the integrity and security of transactions executed through its computer systems and of all confidential or proprietary data, including Personal Information. Except as set forth on Section 3.20(c) of the Disclosure Schedules, since December 31, 2016, there has been no actual or alleged material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information, confidential or proprietary data or any other such information maintained or stored by or on behalf of the Company and to the Company’s Knowledge there have been no facts or circumstances that would require the Company to give notice to any customers, vendors, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to any Law or contract.

(d) The Company has complied in all material respects with all Healthcare Laws regarding maintenance of records, including those required by the United States Food and Drug Administration and State Boards of Pharmacy. The Pharmacy Records and Pharmacy Operations Records constitute all of the Pharmacy Records necessary for the conduct of the Company’s business related to the Facility in the ordinary course.

3.21 Employee Benefit Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, interest or interest-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, that is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, member, or retiree of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Holdings or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.21(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.21(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Holdings accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Section 3.21(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Holdings or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.21(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability for a violation of any requirement or duty under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan that is a Multiemployer Plan; or (iv) engaged in any transaction that would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) except as set forth in Section 3.21(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (a) all contributions due and required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (b) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied, and (c) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) except as set forth in Section 3.21(e) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed in Section 3.21(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Holdings, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, or officer, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Section 3.21(g) of the Disclosure Schedules and other than as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) Except as set forth in Section 3.21(h) of the Disclosure Schedules, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any member, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any member, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Except as set forth in Section 3.21(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former officer, or employee of the Company to severance pay or any other payment under a Benefit Plan; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual under a Benefit Plan; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Holdings true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

3.22 Employment Matters.

(a) Section 3.22(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.22(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b) The Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.22(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Section 3.22(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.22(c), there are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

3.23 Taxes. Except as set forth in Section 3.23 of the Disclosure Schedules:

(a) All material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company that have not expired.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2019 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.23(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i) The Company has delivered to Holdings copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2016.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any such agreement to be terminated under Section 6.2 or entered into in the Ordinary Course of Business and the principal purpose of which is not the allocation or sharing of Taxes).

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(o) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) The Company has not been within the last three (3) years a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) The Company is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011 4(b)(2).

(r) Except for any limitation resulting from the transactions contemplated by this Agreement, there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s) The Company is a United States person within the meaning of Section 7701(a)(30) of the Code.

(t) The Company has never owned any “controlled foreign corporations” within the meaning of Section 957(a) of the Code.

3.24 Health Care Regulatory Compliance.

(a) Company is certified for participation and reimbursement under its Third Party Payor Programs and has current provider numbers and/or provider agreements for such Third Party Payor Programs under which it is presently receiving payments. Set forth on Schedule 3.24(a) is a true, correct and complete list, with respect to Company, of such provider numbers and provider agreements (or similar arrangements) under all Third Party Payor Programs, true, correct and complete copies of which have been provided to Holdings. True, correct and complete copies of all surveys of Company conducted in connection with any Third Party Payor Programs or licensing or accrediting bodies during the past three years and in the possession of Company have been provided or made available to Holdings. To the extent that Company participates or receives reimbursement from Third Party Payor Programs, Company has submitted claims to such Payors in compliance in all material respects with any and all applicable Laws and rules and regulations governing such Third Party Payor Programs.

(b) Except as set forth on Schedule 3.24(b), no consent or approval of, prior filing with or notice to, or any Action by, any Governmental Authority or any other third party is required: (i) in connection with the transfer or change of ownership of such Permit, or Third Party Payor Programs; (ii) by reason of the transactions contemplated by this Agreement, or (iii) for the continued operation of the Facility by Surviving Company thereafter on a basis consistent with past practices. No Order, violation, default or deficiency exists with respect to any of the items listed on Schedule 3.24(b). Company has not received any written notice of any Action pending or recommended by any Governmental Authority having jurisdiction over the items listed on Schedule 3.24(b), either to revoke, withdraw or suspend any Permit, or to terminate the participation of Company in any Third Party Payor Program. Assuming that all consents required to be obtained in connection with the consummation of this Agreement and the transactions contemplated hereby are obtained prior to Closing, no event has occurred that, with either the giving of notice, the passage of time, or both, would constitute grounds for a violation, Order or deficiency with respect to any of the items listed on Schedule 3.24(b) or, outside of the ordinary course of business, would constitute grounds to revoke, withdraw or suspend any such Permit, or to terminate or modify the participation of Company in any Third Party Payor Programs. Since December 31, 2015, Company has not failed to renew any provider or Payor agreement, Company has not received any written notice from any provider or Payor that it intends to terminate, limit or reduce its business relations with Company, and, to the Knowledge of Company, no counterparty to any such provider or Payor agreement has made a decision to not renew any such agreement.

(c) Company has timely filed all reports and submitted all claims for reimbursement that are required to be filed prior to the date hereof in accordance in all material respects with the Third Party Payor Programs, all Medicare administrative contractors, fiscal intermediaries and other insurance carriers and all billing and coding practices by Company, and all such reports and invoices are complete and accurate in all material respects and have been prepared in compliance in all material respects with the Laws, rules and regulations governing reimbursement and payment of claims in effect at the time of filing. True, correct and complete copies of those reports and invoices for the three most recent filed years requested by Holdings have heretofore been made available to Holdings. Except as set forth on Schedule 3.24(c), Company has paid or caused to be paid all known refunds or overpayments which have become due whether pursuant to such reports and invoices or otherwise, expect for those being contested in the Ordinary Course of Business, and has no Liability to any Payor for any refund or overpayment except as may occur in the Ordinary Course of Business consistent with past practice. To the Knowledge of Company, there are no overpayments that have not been refunded within sixty (60) days of identification as required by the Patient Protection and Affordable Care Act, nor to the Company’s Knowledge are there grounds for such overpayments to exist. Except as set forth on Schedule 3.24(c), and to the Knowledge of Company, there are no pending appeals, adjustments, challenges, audits, claims, or notices of intent to audit such prior reports or invoices, and during the last three years, Company has not been audited or examined by any Payor. There are no other reports required to be filed by Company in order to be paid under any Third Party Payor Program for services rendered in connection with its businesses, operations and assets, except for reports not yet due.

(d) Company is not subject to the terms of any corporate integrity program, compliance certificate program, systems improvement agreement, or mandatory compliance plan with a Governmental Authority.

(e) Except as set forth on Schedule 3.24(e): (i) Company’s right or the right of any licensed professional or other individual employed by or under contract with Company as of the date hereof and as of Closing to receive reimbursements pursuant to any Third Party Payor Program has not been terminated or otherwise materially adversely affected as a result of any investigation or Action by any Governmental Authority; (ii) neither Company nor any individual employed by or under contract with Company (now or in the past) has been excluded, suspended or been otherwise determined to be, or identified as, ineligible to participate in any Third Party Payor Program; (iii) Company has not, during the past three (3) years, been the subject of any non-routine: (A) inspection, (B) survey, (C) audit, or, (D) to the Knowledge of Company: (1) investigation, (2) monitoring, or (3) other form of review by any Governmental Authority, professional review organization, or certifying agency based upon any alleged illegal or inappropriate activity on the part of Company, nor has Company received any written notice of deficiency (other than those that have been cured) during the past three (3) years in connection with its businesses, operations and assets, and (iv) there are not any outstanding deficiencies or corrective action plans of any Governmental Authority requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including the Third Party Payor Programs. Copies of all reasonably available reports, internal investigations, correspondence, notices and other documents relating to any matter described or referenced on Schedule 3.24(e) have been provided to Holdings. In addition, except as set forth on Schedule 3.24(e), Company has not performed an internal inspection, investigation, survey, audit, monitoring or other form of review based upon any specific allegation of illegal or improper activity.

(f) Except as permitted under the Healthcare Laws, Company has not, with the intent to induce referrals or otherwise generate business for or on behalf of Company:

(i) offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind (“Remuneration”) to or from any physician or referral source, family member of a physician or referral source, or an entity in which a physician or referral source or family member of a physician or referral source has a direct or indirect ownership or investment interest, including by way of illustration and not limitation:

(A) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise;

(B) payments for the use of leased premises; or

(C) payments for the acquisition or lease of equipment, goods or supplies.

(ii) except for lawful discounts, rebates or reductions in price offered in the Ordinary Course of Business and consistent with past practices, offered, paid, solicited or received any Remuneration (excluding fair market value payments for equipment or supplies) to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer on a good or service received by Company;

(iii) except for lawful discounts, rebates or reductions in price offered in the Ordinary Course of Business consistent with past practice, offered, paid, solicited or received any Remuneration to induce referrals of patients, or the purchasing, leasing, ordering or arrangement for any good, facility, service or item payable by a state or federal Third Party Payor Program;

(iv) except for ownership of the Company by physicians, entered into any other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which a family member of a physician has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including an interest in an entity providing goods or services to Company;

(v) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any Person, including a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for Company; or

(vi) entered into any agreement providing for the referral of any patient for the provision of goods or services by Company, or payments by Company as a result of any referrals of patients to Company (excluding commercial Payor contracts providing for such referrals and payments).

(g) Neither Company nor any licensed health care professionals, including, but not limited to, physicians, physician assistants, nurses and other mid-level providers, who are employees or independent contractors of Company (collectively, “Health Care Professionals”), has/have, to the Company’s Knowledge, engaged in any activity or contractual relationship or omitted to take required action, such as the filing or submission of any claim for reimbursement, report or other documentation, in material violation of any applicable federal, state or local Law, including the Healthcare Laws, the Criminal and Federal False Claims Act, or other federal or state statutes related to false or fraudulent claims, the Health Care Fraud Statute (18 B.SC. §1347), the Civil Monetary Penalty Law (42 U.S.C. §1320a-7a), the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations at 45 C.F.R. Parts 160, 162 and 164, as amended, (collectively, “HIPAA”) the Anti-Kickback Statute, the Stark Law, or any rules or regulations promulgated thereunder by the U.S. Department of Health and Human Services or any other Governmental Authority or any comparable self-referral or fraud and abuse Laws promulgated by any other federal, state or local agency. Neither Company nor the Health Care Professionals has/have: (i) knowingly and willfully make or caused to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failed to disclose Knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; (iv) solicited or received any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offered to pay or receive such remuneration (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, or Tricare, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid, or Tricare, in violation of the Federal Anti-Kickback Statute or other applicable law or regulation; and (v) failed to timely return Medicare, Medicaid or Tricare overpayments.

(h) To the Company’s Knowledge, neither Company nor any Health Care Professionals has/have engaged in any activities that are prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., or the regulations promulgated pursuant to such statutes or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

3.25 HIPAA and HITECH Act Compliance.

(a) Company is in compliance in all material respects with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”) and any comparable state Laws, in effect as of the date hereof. Company has established and implemented such policies, programs, procedures, contracts and systems as are reasonably necessary to comply with HIPAA and the HITECH Act as in effect as of the date hereof except as would not have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date hereof, Company has not received any written communication from any Governmental Authority that alleges that Company is not in compliance with HIPAA or the HITECH Act.

(c) As of the date hereof: (i) except as would not have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, no HIPAA Breach has occurred with respect to any unsecured Protected Health Information (including electronic Protected Health Information) maintained by or for Company that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and (ii) no information security or privacy HIPAA Breach event has occurred that would require notification under any comparable state Laws. For the purposes of this Section 3.25(c), “HIPAA Breach” means a breach of unsecured Protected Health Information as defined in 45 C.F.R. §164.402, and “Protected Health Information” means individually identifiable health information transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium as defined in 45 C.F.R. §160.103.

3.26 Health Care Professional Licensure; Accreditation.

(a) Except as set forth in Schedule 3.26(a), at all times during which a Health Care Professional has provided any health care services to or on behalf of Company, such Health Care Professional has been and is duly licensed to practice in each applicable jurisdiction. Company has provided Holdings with access to complete copies of all such professional licenses and registrations of the Health Care Professionals. To the Company’s Knowledge, no event has occurred and no fact, circumstance or condition exists that has or reasonably may be expected to result in the denial, loss, revocation, or rescission of or to any such professional license, United States Drug Enforcement Administration registration or accreditation application.

(b) During the time the applicable Health Care Professional provided or provides services on behalf of the Facility, no Health Care Professional: (i) has been reprimanded, sanctioned or disciplined by any licensing board or any federal or state Governmental Authority, professional society, facility, third-party payor or specialty board; (ii) is currently under review by the medical staff of any facility, including the Facility; (iii) has had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar action; (iv) used drugs or any controlled substances (other than those medications lawfully prescribed by a medical doctor that do not interfere with that person’s capacity to perform his or her duties) or abused alcohol in an unlawful manner; (v) has been the subject of any criminal complaint, indictment or criminal proceedings; (vi) has been the subject of any investigation or proceeding, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating Healthcare Laws, or engaging in other billing improprieties; or (vii) has been the subject of any allegation, or any investigation or proceeding based on any allegation of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to his or her profession.

3.27 Books and Records. The minute books and interest record books of the Company, all of which have been made available to Holdings, are complete and correct in all material respects. The minute books of the Company contain accurate and complete records in all material respects of all meetings, and actions taken by written consent of, the Members, and no meeting, or material action taken by written consent, of any such Members has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.28 Bank Accounts; Names and Locations. Section 3.28 of the Disclosure Schedules lists all of the Company and its Subsidiaries’ bank accounts (designating each authorized signatory and the level of each signatory’s authorization). Except as set forth Section 3.28 of the Disclosure Schedules, during the five (5) year period prior to the execution and delivery of this Agreement, neither the Company nor its predecessors has used any other name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of the Company and its Subsidiaries are located at the locations set forth on Section 3.28 of the Disclosure Schedules.

3.29 Related Party Transactions. No executive officer of the Company or any person owning 5% or of the Company Interests (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

3.30 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.31 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

3.32 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Holdings or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.33 PPP Loan. Certain Subsidiaries have obtained a “Paycheck Protection Program” (“PPP”) loan through the U.S. Small Business Administration (the “PPP Loan”) under the CARES Act. At the time of application, the applicable Subsidiaries satisfied and the applicable Subsidiaries continue to satisfy all of the applicable criteria for each PPP Loan set forth in the Small Business Act (15 U.S.C. 636(a)) and the CARES Act (based on applicable Law, including any official public guidance of the relevant Governmental Authority on the CARES Act, existing as of the date of submission of the Subsidiaries’ application for each PPP Loan), including without limitation, that the proceeds of each PPP Loan were used solely for CARES Act Permitted Purposes. The application materials and supporting documentation with respect to each PPP Loan delivered by the Subsidiaries to the financial institution providing each PPP Loan were true and correct in all material respects. The loan forgiveness application materials and supporting documentation with respect to each PPP Loan to be delivered by the Subsidiaries to the financial institution providing each PPP Loan will be true and correct in all material respects.

3.34 Disclosure Schedules. The Company may provide the initial Disclosure Schedules after the date of this Agreement and, by notice to Holdings, may update such Disclosure Schedules from time to time after the date of this Agreement and prior to November 20, 2020, so long as the updates, individually or taken as a whole, do not and reasonably would not be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

Article IV

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Holdings and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

4.1 Organization and Authority of Holdings and Merger Sub. Each of Holdings and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Holdings and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Holdings and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Holdings and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Holdings and Merger Sub and no other proceedings on the part of Holdings and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Holdings and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Holdings and Merger Sub enforceable against Holdings and Merger Sub in accordance with its terms. When each Ancillary Document to which Holdings or Merger Sub is or will be a party has been duly executed and delivered by Holdings or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Holdings or Merger Sub enforceable against it in accordance with its terms.

4.2 No Conflicts; Consents. The execution, delivery and performance by Holdings and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Holdings or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Holdings or Merger Sub; or (c) except as set forth in Section 4.2 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Holdings or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Holdings or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware, the Articles of Merger with the Secretary of State of Missouri, and such filings as may be required under the HSR Act.

4.3 Capitalization. Section 4.3 of the Disclosure Schedules set forth a summary capitalization table with respect to the capitalization of Holdings post-Closing.

4.4 Tax Status of Holdings. Holdings is taxed as a corporation for federal income tax purposes. Holdings always has been taxed as a corporation since its inception and will be taxed as a corporation upon the Closing Date.

4.5 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Holdings or Merger Sub.

4.7 Legal Proceedings. There are no Actions pending or, to Holdings’ or Merger Sub’s knowledge, threatened against or by Holdings, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article V

COVENANTS

5.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Holdings (which consent shall not be unreasonably withheld or delayed), the Company shall (x) conduct the business of the Company and its Subsidiaries in the Ordinary Course of Business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of their respective employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its material obligations under all Material Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.8 to occur.

5.2 Access to Information.

(a) From the date hereof until the Closing, the Company shall (a) afford Holdings and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries; (b) furnish Holdings and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as Holdings or any of its Representatives may reasonably request; and (c) instruct the Member Representatives of the Company to reasonably cooperate with Holdings in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No investigation by Holdings or other information received by Holdings shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement. Notwithstanding the foregoing, any request for access to information shall be made only to the person or persons specifically identified by the Company for such purpose.

(b) Holdings and the Company shall, and shall cause their respective Representatives to, (A) protect and safeguard the confidentiality of the other party’s Confidential Information with at least the same degree of care as it would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the other party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any person or entity, except to its Representatives who need to know the Confidential Information in order for the disclosing party to exercise its rights or perform its obligations under the Agreement. For purposes of this Section 5.2(b), “Confidential Information” shall mean information about a party’s business affairs, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether oral or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” including, without limitation, the terms of this Agreement. Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 5.2(b) by the receiving party or any of its Representatives; (ii) is or becomes available to the receiving party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the receiving party or its Representatives before being disclosed by or on behalf of the disclosing party; (iv) was or is independently developed by the receiving party without reference to or use, in whole or in part, of any of the disclosing party’s Confidential Information; or (v) is required to be disclosed under applicable federal, state or local law, regulation, or a valid order issued by a court or governmental agency of competent jurisdiction. The terms of this Section 5.2(b) shall survive termination of this Agreement.

5.3 No Solicitation of Other Bids.

(a) The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Holdings or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries; (ii) the issuance or acquisition of interests of capital interests or other equity securities of the Company or any of its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company or any of its Subsidiaries’ properties or assets.

(b) In addition to the other obligations under this Section 5.3, the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or its Representatives) advise Holdings orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Holdings and that money damages would not provide an adequate remedy to Holdings.

5.4 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall promptly notify Holdings in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (c) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Holdings’s receipt of information pursuant to this Section 5.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Sections 8.2 and 9.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

5.5 Management. Azfar M. Malik, M.D. will serve as the President of the Surviving Company for at least two (2) years following the Closing, and Holdings will not take any steps to remove Dr. Malik from such position except in the case of gross neglect of his duties. Holdings acknowledges its intent that Dr. Chirinjeev Kathuria will serve as chairman of Holdings for at least two (2) years following the Closing. Holdings will provide, in amounts agreed upon with Dr. Malik or his successor, capital and operating resources reasonably necessary to support the development of the Surviving Company into a multi-city tele-psychiatry enterprise, in accordance with strategic plans and related capital and operating budgets adopted by the Surviving Company from time to time pursuant to its governing documents and applicable policies and procedures.

5.6 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company and Holdings shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.2 and Section 4.2 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.6 shall require, or be construed to require, Holdings or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Holdings, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Holdings of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

5.7 Officers’ Indemnification and Insurance.

(a) Holdings and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer of the Company (an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.7 of the Disclosure Schedules, shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Holdings and the Surviving Company (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Company’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Company will not be liable for any settlement effected without the Surviving Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Holdings shall not (and shall cause the Surviving Company not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Holdings, the Surviving Company nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d) The obligations of Holdings and the Surviving Company under this Section 5.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.7 applies shall be third-party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

(e) In the event Holdings, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Holdings or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.7. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers and employees, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to, or in substitution for, any such claims under any such policies.

5.8 Employee Benefits and Service Credit. Until the first anniversary of the Closing, Holdings shall cause the Company to provide the employees employed by the Company after the Closing with compensation that is no less favorable than the compensation provided to such employees immediately prior to the Closing (including with respect to bonus compensation and post-termination severance pay) and with employee benefits that are at least substantially similar in the aggregate to the Benefit Plans as of the date of this Agreement.

5.9 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

5.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party may make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties hereto shall cooperate as to the timing and contents of any such announcement. The parties agree that this section shall not prohibit Holdings from meeting with potential investors and SPACs or disclosing information about the Company to such investors or SPACs.

5.11 Related Transactions. The parties acknowledge that the transaction contemplated by this Agreement is expected to close on or about the same day as five other similar transactions with other companies that are acquisition targets of Holdings, and that the value of the common stock of Holdings, which is a substantial part of the Merger Consideration, is based upon all such transactions closing. In the event one or more such transactions is not reasonably likely close on or about the Closing Date, Holdings shall promptly give written notice of such occurrence to the Company (the “Notice of Related Transactions”).

5.12 Further Assurances. At and after the Effective Time, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

5.13 SPAC Transaction. The parties acknowledge that one of the essential aspects of the transaction contemplated by this Agreement is the SPAC Merger, through which, among other things, the common stock of Holdings will become publicly traded. In the event such transaction does not occur within a reasonable time following the Closing, Holdings will give written notice of such occurrence to the Member Representative. As of the date of such notice, Holdings will not take any steps to become involved in the governance or management of the Surviving Company, and the parties will promptly take all steps necessary to rescind this Agreement and unwind the transaction contemplated by this Agreement, as agreed upon by the parties, including but not limited to filing a notice of abandonment of merger with the Secretary of State of the State of Missouri.

5.14 PPP Loan Cooperation/Record Retention.

(a) Holdings, Company and the applicable Subsidiaries shall use commercially reasonable efforts to each cooperate, as and to the extent reasonably requested by each other, each PPP Loan lender, or any Governmental Authority, in connection with any PPP Loan forgiveness of all or portion thereof, and any audit, litigation or other proceeding related thereto; provided, however, that the timing of when to submit a loan forgiveness application shall be at the sole discretion of the Company, but not later than the Closing. Such commercially reasonable cooperation shall include, without limitation: (i) the retention and the provision of all records and information in its possession relating to each PPP Loan, including documentation submitted with each PPP Loan application, documentation supporting the certifications as to eligibility for each PPP Loan, documentation necessary to support the loan forgiveness application, and documentation demonstrating the Subsidiaries’ material compliance with the PPP requirements; and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, including any employees involved in each PPP Loan application for and the administration of each PPP Loan. Each of Holdings and the applicable Subsidiaries shall retain such records and information in its possession in its files, and shall make such employees available, for six (6) years after the date each PPP Loan is forgiven or repaid in full, and shall permit authorized representatives of the U.S. Small Business Administration, including representatives of its Office of Inspector General, to access such files and employees upon request.

(b) In the event forgiveness of any PPP Loan is denied, the applicable Subsidiary, or the Member Representative in case such denial is issued after the Closing, shall have the right to control the appeal process at its own expense. Holdings shall cause the Company to cause Psych Care Consultants to deliver copies of all correspondence or other documents received by Psych Care Consultants after the Closing related to the PPP Loan and its forgiveness to the Company, and shall cause the Company in turn to deliver all such copies to the Member Representative.

(c) In the event the funds deposited with the PPP Escrow Agent pursuant to the PPP Escrow Agreement are disbursed to Psych Care Consultants after the Closing, then Holdings shall cause the Company to cause Psych Care Consultants to disburse the entire amount of such funds promptly to the Company, and shall cause Company in turn to promptly disburse all such funds to the Member Representative.

Article VI

TAX MATTERS

6.1 Tax Covenants.

(a) Without the prior written consent of Holdings, prior to the Closing, the Company, its Affiliates, its Representatives and the Members shall not make, change or rescind any Tax election, or amend any Tax Return that would have the effect of increasing the Tax liability or reducing any Tax asset of Holdings or the Surviving Company in respect of any Post-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by the Members and 50% by Holdings when due. Member Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Holdings shall cooperate with respect thereto as necessary).

6.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any of its Subsidiaries shall be terminated as of the Closing Date. After such date neither the Company nor any of its Subsidiaries or Representatives shall have any further rights or liabilities thereunder.

6.3 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Members shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Company, its Subsidiaries, Holdings, and each Holdings Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.23; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VI; (c) all Taxes of the Company and its

Subsidiaries or relating to the business of the Company and its Subsidiaries for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company or any of its Subsidiaries arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Members shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Holdings for any Taxes of the Company and its Subsidiaries that are the responsibility of the Members pursuant to this Section 6.3 within ten Business Days after payment of such Taxes by Holdings or the Company and its Subsidiaries.

6.4 Tax Returns.

(a) The Company and its Subsidiaries shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) Holdings shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company and its Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Holdings to Member Representative (together with schedules, statements and, to the extent requested by Member Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Member Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 10 days after delivery of such Tax Return, notify Holdings in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Holdings and Member Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Holdings and Member Representative are unable to reach such agreement within 20 days after receipt by Holdings of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Holdings and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Holdings and Member Representative. The preparation and filing of any Tax Return of the Company and its Subsidiaries that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Holdings. In accordance with Section 8.6(b), Holdings shall be entitled to offset against any amounts owed to the Members under the Promissory Note (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.5 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.

(c) In addition to any rights pursuant to applicable Law and not by way of limitation of any such rights, Holdings is hereby authorized to set off Taxes due with respect to any such Tax Return for a Pre-Closing Tax Period and Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.5 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital, against any amounts outstanding under any obligation at any time held or owing by Holdings or any Affiliate to or for the credit or the account of the Members, including with respect to the Promissory Note. Any such offset shall be treated as a reduction in the purchase price for federal, state, or local income tax purposes, but, for the avoidance of doubt, shall not reduce the amount of the Equity Consideration.

6.5 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

6.6 Contests. Holdings agrees to give written notice to Member Representative of the receipt of any written notice by the Company, Holdings or any of Holdings’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Holdings pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Holdings’s right to indemnification hereunder. Holdings shall control the contest or resolution of any Tax Claim; provided, however, that Holdings shall obtain the prior written consent of Member Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Member Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Member Representative.

6.7 Cooperation and Exchange of Information. The Member Representative, the Company and Holdings shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company and its Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Member Representative, the Company and Holdings shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and its Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and its Subsidiaries for any taxable period beginning before the Closing Date, Member Representative, the Company or Holdings (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

6.8 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the amount of the Merger Consideration (and shall be treated first as an adjustment to amount of the Merger Consideration paid in the form of the Promissory Note to the extent such amount does not exceed the principal amount of the Promissory Note) by the parties for Tax purposes, unless otherwise required by Law. Such treatment shall apply only for such Tax purposes and, except as provided in Section 6.9, shall not reduce any amount actually payable under the Promissory Note.

6.9 Payments to Holdings. Any amounts payable to Holdings pursuant to this Article VI shall be satisfied: (i) by set-off against any amounts owed under the Promissory Note in accordance with Section 8.6(b); and (ii) to the extent such amounts exceed the amount outstanding under the Promissory Note, from the Members, severally and not jointly (in accordance with their Pro Rata Shares).

6.10 FIRPTA Statement. On the Closing Date, the Company shall deliver to Buyer a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)) (the “FIRPTA Statement”).

6.11 Tax Treatment of Transactions. In connection with certain other capital contributions to Holdings to be consummated by Holdings in a series of related transactions, the parties thereto and hereto will be in control of Holdings as defined in section 368(c) of the Code. The parties intend that the Merger of the Company into Merger Sub, as part of the series of related transactions, be a tax-deferred integrated transaction under Section 351 of the Code and Rev. Rul. 84-71, 1984-1 C.B. 106. The parties agree to report the transactions consistent with the treatment described in this Section 6.11 for all Tax purposes.

6.12 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.23 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

6.13 Refunds; Credits; Other Tax Benefits. Member Representative shall be entitled to any refund, credit or other similar benefit of or against any Taxes for which any Member is responsible under this Agreement, less any reasonable documented out of pocket expenses and Taxes incurred in obtaining such Tax refund, credit or other similar benefit. Holdings or the Company shall be entitled to any refunds, credits or other similar benefits of or against any Taxes of Company other than any refunds, credits or other similar benefits to which the Member Representative is entitled pursuant to the foregoing sentence. If the Member Representative reasonably determines that the Company is entitled to file or make a formal or informal claim for a refund of Taxes (including by filing an amended Tax Return) to which the Member Representative would be entitled under this Agreement, the Member Representative shall be entitled to file or make, or to request that Holdings, the Company, or an Affiliate of Holdings or the Company file or make, such formal or informal claim for refund, and Member Representative shall be entitled to control the prosecution of such claim for refund, provided that Member Representative shall be solely responsible for all costs of preparing and filing such refund claims. The parties shall cooperate, and cause their Affiliates to cooperate, with respect to any such request or in any such claim for refund. Holdings and the Company shall, and shall cause their Affiliates to, pay to the Member Representative the portion of any such refund, credit or other similar benefit to which such other Party is entitled under this Agreement (including interest) within 10 days after such refund, credit or other similar benefit is received (or realized); provided, however, that, if any portion of such refund, credit or other similar benefit is subsequently disallowed by any Governmental Authority, then amounts previously paid hereunder in respect thereof (including interest and applicable penalties) shall be promptly reimbursed by the payee to the payor. Any refund, credit or other similar benefit received (or realized) with respect to Taxes attributable to the Company for a Straddle Period shall be equitably apportioned between Seller and Buyer in a manner consistent with the principles set forth in Section 6.5.

6.14 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly adopted by the Requisite Company Vote.

(b) The filings of Holdings and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.2 and Holdings shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.2, in each case, in form and substance reasonably satisfactory to Holdings and the Company, and no such consent, authorization, order and approval shall have been revoked.

7.2 Conditions to Obligations of Holdings and Merger Sub. The obligations of Holdings and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Holdings’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.4, 3.6 and 3.31, the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Sections 3.1, 3.2, 3.4, 3.6 and 3.31 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). All updates to the Disclosure Schedules permitted by this Agreement shall be deemed effective prior to any determination under this Section 7.2(a).

(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Holdings, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.2 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Holdings at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) The Company shall have delivered each of the closing deliverables set forth in Section 2.3(a).

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Holdings and Merger Sub contained in Sections 4.1 and 4.6, the representations and warranties of Holdings and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Holdings and Merger Sub contained in Sections 4.1 and 4.6 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Holdings and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date, provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Holdings, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Holdings shall have delivered each of the closing deliverables set forth in Section 2.3(b).

Article VIII

INDEMNIFICATION

8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.23 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months following the Closing Date; provided, that the representations and warranties in (a) Sections 3.1, 3.2, 3.4, 3.31, 4.1 and 4.6 shall survive indefinitely, and (b) and Section 3.20(d) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2 Indemnification by Members. Subject to the other terms and conditions of this Article VIII, the Members who individually own more than one percent (1%) of the Company Interest, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Holdings and its Affiliates (including the Company) and their respective Representatives (collectively, the “Holdings Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Holdings Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.23, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c) any claim made by any Member relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(d) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Holdings or Merger Sub at or prior to the Closing;

(e) any of the matters set forth on Schedule 8.2(e) attached hereto; and

(f) each PPP Loan, including, without limitation, any non-compliance with any PPP Loan or with the CARES Act, any litigation arising in respect thereof or in relation thereto, any audit, review or investigation pertaining to any PPP Loan, and any retroactive determination of ineligibility with respect to any PPP Loan or reversal of forgiveness granted in respect thereof, but only to the extent in excess of the amount of the funds deposited with the PPP Escrow Agent pursuant to the PPP Escrow Agreement.

8.3 Indemnification by Holdings. Subject to the other terms and conditions of this Article VIII, Holdings shall indemnify and defend each of the Members and their Affiliates and their respective Representatives (collectively, the “Member Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Member Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Holdings and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Holdings or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Holdings or Merger Sub pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

8.4 Certain Limitations. The indemnification provided for in Sections 8.2 and 8.2(f) shall be subject to the following limitations:

(a) Members shall not be liable to the Holdings Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $25,000 (the “Basket”), in which event Members shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Members shall be liable pursuant to Section 8.2(a) shall not exceed $1,000,000 (the “Cap”).

(b) Holdings shall not be liable to the Member Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket, in which event Holdings shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Holdings shall be liable pursuant to Section 8.3(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Sections 8.4(a) and 8.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 3.1, 3.2, 3.4, 3.31, 4.1 and 4.6.

(d) The Holdings Indemnitees may seek indemnification for Losses described in Section 8.2(f) only after pursuing and exhausting any payments available to them, if any, under the PPP Escrow Agreement.

8.5 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Holdings (or any other Holdings Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Member Representative, and (ii) if Holdings comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Member Representative. Any payment received by Member Representative as the Indemnified Party shall be distributed to the Members in accordance with this Agreement.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Member, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (a) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (b) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Member Representative and Holdings shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.23 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

8.6 Payments; Setoff.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b) In addition to any rights pursuant to applicable Law and not by way of limitation of any such rights, the Holdings Indemnitees are hereby authorized, at any time or from time to time and in the sole discretion of the Holdings Indemnitees, to set off any amounts owing or owed to the Holdings Indemnitees in respect of any Loss against any amounts outstanding under any obligation at any time held or owing by the Holdings Indemnitees or any Affiliate to or for the credit or the account of the Members, including with respect to the Promissory Note.

8.7 Tax Treatment of Indemnification Payments. All indemnification payments or offsets made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

8.8 Payment Adjustments for Insurance Proceeds. Payments by an Indemnifying Party in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (net of increases in premiums as a result thereof) and any indemnity, contribution or other similar payment received by the Indemnitee in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

8.9 Payment Adjustments for Taxes. Payments by an Indemnifying Party in respect of any Losses shall be reduced by an amount equal to any Tax benefit actually realized during the three years following the Closing as a result of such Losses by the Indemnified Party.

8.10 Duty to Mitigate. Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

8.11 Exclusive Remedies. Subject to Section 10.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Article IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Holdings;

(b) by Holdings by written notice to the Company if:

(i) neither Holdings nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company’s receipt of written notice of such breach from Holdings; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by March 31, 2021, unless such failure shall be due to the failure of Holdings to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to Holdings if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Holdings or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Holdings or Merger Sub within ten days of Holdings’ or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled by March 31, 2021, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d) by Holdings or the Company if:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii) if within two days following the execution and delivery of this Agreement by all of the parties hereto, the Company shall not have delivered to Holdings a copy of the executed written consent evidencing receipt of the Requisite Company Vote.

9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 5.2(b) and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X

MISCELLANEOUS

10.1 Member Representative.

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Member shall have irrevocably authorized and appointed Member Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Promissory Note and to take any and all actions and make any decisions required or permitted to be taken by Member Representative pursuant to this Agreement or the Promissory Note, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.15;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Holdings pursuant to Article VI and Article VIII;

(iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article VIII;

(v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Promissory Note);

(vi) make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Promissory Note);

(vii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Member Representative in complying with its duties and obligations; and

(viii) take all actions necessary or appropriate in the good faith judgment of Member Representative for the accomplishment of the foregoing.

Holdings shall be entitled to deal exclusively with Member Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Member by Member Representative, and on any other action taken or purported to be taken on behalf of any Member by Member Representative, as being fully binding upon such Person. Notices or communications to or from Member Representative shall constitute notice to or from each of the Members. Any decision or action by Member Representative hereunder, including any agreement between Member Representative and Holdings relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Members and shall be final, binding and conclusive upon each such Person. No Member shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Members, or by operation of Law, whether by death or other event.

(b) The Member Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Members according to each Member’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Member Representative resign or be removed without the Majority Holders having first appointed a new Member Representative who shall assume such duties immediately upon the resignation or removal of Member Representative. In the event of the death, incapacity, resignation or removal of Member Representative, a new Member Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Member Representative shall be sent to Holdings, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Holdings; provided, that until such notice is received, Holdings, Merger Sub and the Surviving Company shall be entitled to rely on the decisions and actions of the prior Member Representative as described in Section 10.1(a) above.

(c) The Member Representative shall not be liable to the Members for actions taken pursuant to this Agreement or the Promissory Note, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Member Representative shall be conclusive evidence of good faith). The Members shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Member Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Member Representative under this Agreement and the Promissory Note (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Member Representative, Member Representative shall reimburse the Members the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Members, severally and not jointly (in accordance with their Pro Rata Shares).

10.2 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Holdings and the Company shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

10.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

If to the Company:	Behavioral Health Services, LLC 5000 Cedar Plaza Pkwy, Suite 350 St. Louis, MO 63128 E-mail: azfar.m.malik@gmail.com Attention: Azfar M. Malik, M.D.

with a copy to:	Lewis Rice LLC 600 Washington Avenue, Suite 2500 Saint Louis, MO 53101-1311 Facsimile: 314-612-7873 E-mail: mdavidson@lewisrice.com Attention: Michael P. Davidson

If to Holdings or Merger Sub:	UpHealth Holdings, Inc. 100W060 Ave. Latour Oak Brook, IL 60523 E-mail: drkathuria@uphealthinc.com Attention: Dr. Chirinjeev Kathuria

with a copy to:	Husch Blackwell, LLP 511 North Broadway Suite 1100 Milwaukee, WI 53202-3819 Facsimile: 414-223-5000 E-mail: kate.bechen@huschblackwell.com Attention: Kate Bechen

If to Member Representative:	AM Physicians LLC 17025 Orrville Road Wildwood, MO 63005-6405 E-mail: azfar.m.malik@gmail.com Attention: Azfar M. Malik, M.D.

10.4 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.5 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.7 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.9 No Third-party Beneficiaries. Except as provided in Section 5.7, Section 6.3 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Holdings, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Members, without the receipt of such further approvals. Any failure of Holdings or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Holdings or Merger Sub) or by Holdings or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ILLINOIS IN EACH CASE LOCATED IN THE CITY OF CHICAGO AND COOK COUNTY OF, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK

TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

10.12 Arbitration Procedure.

(a) Except as expressly provided elsewhere in this Agreement, any dispute, controversy, or claim arising under or relating to this Agreement or any breach or threatened breach hereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICA”); provided that nothing in this Section 10.12(a) shall prohibit a party from instituting litigation to enforce any Final Determination. Except as otherwise provided in this Section 10.12(a) or in the rules and procedures of ICA as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of Delaware law.

(b) In the event that any party asserts that there exists an Arbitrable Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of Arbitrable Dispute (the “Disputing Person”) may, within forty-five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (“Notice of Arbitration”) and by filing a copy of such Notice of Arbitration with the ICA. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Arbitrable Dispute and the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the rules and procedures of ICA as in effect from time to time to be included therein, if any.

(c) Within twenty (20) days after receipt of the Notice of Arbitration, the parties shall use their best efforts to agree on an independent arbitrator expert in the subject matters of the Arbitrable Dispute (the “Arbitrator”). If the parties cannot agree on the identity of the Arbitrator, each of Holdings and the Member Representative shall select one independent arbitrator expert in the subject matter of the Arbitrable Dispute (the arbitrators so selected shall be referred to herein as the “Holdings Arbitrator” and the “Member Arbitrator,” respectively). In the event that either Holdings or the Member Representative fails to select an independent arbitrator as set forth herein within twenty (20) days after delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Member Arbitrator and Holdings Arbitrator shall select the Arbitrator, and the Arbitrator shall resolve the matter according to the procedures set forth in this Section 10.12. If Member Arbitrator and Holdings Arbitrator are unable to agree on the Arbitrator within twenty (20) days after their selection, Member Arbitrator and Holdings Arbitrator shall each prepare a list of three independent arbitrators. Member Arbitrator and Holdings Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within seven (7) days after submission thereof, and the Arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Member Arbitrator and Holdings Arbitrator.

(d) The Arbitrator selected pursuant to Section 10.12(c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Holdings submits a claim for $1,000, and if the Member Representative contests only $500 of the amount claimed by Holdings, and if the Arbitrator ultimately resolves the Arbitrable Dispute by awarding Holdings $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Members and 40% (i.e., 200 ÷ 500) to Holdings.

(e) The arbitration shall be conducted under the rules and procedures of ICA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the Parties. The arbitration shall be conducted in Chicago, Illinois. The Arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitrator. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator to correct manifest clerical errors.

(f) Holdings, on the one hand, and the Members, on the other hand, may enforce any Final Determination first in any court in the state of Illinois or federal court in the state of Illinois or, if such courts do not have jurisdiction over the Arbitrable dispute, then any other state or federal court having jurisdiction over the Arbitrable Dispute, where applicable. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

(g) If any party shall fail to pay the amount of any damages, if any, assessed against it within five (5) days after the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) one and one-half percent (1.5%) and (ii) the maximum rate permitted by applicable Laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys’ fees and expenses) incurred in seeking to collect such damages or to enforce any Final Determination.

10.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BEHAVIORAL HEALTH SERVICES, LLC

By	/s/ Azfar Malik, M.D.
Name: Azfar M. Malik
Title: President & CEO

UPHEALTH HOLDINGS, INC.

By	/s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria
Title: President

UPHEALTH BHS MERGER SUB, INC.

By	/s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria
Title: President

AM PHYSICIANS LLC, solely in its capacity as Member Representative

By	/s/ Azfar Malik, M.D.
Name: Azfar M. Malik
Title: President & CEO

[Signature Page to Agreement and Plan of Merger – Behavioral Health Services, LLC]